EXN1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Statement of Additional Information and to the use of our reports dated April 22, 2008 with respect to the financial statements of Modern Woodmen of America Variable Account and April 22, 2008 with respect to the financial statements and schedules of Modern Woodmen of America, in Post-Effective Amendment No. 10 to the Registration Statement (Form N-6 No. 333-69446) under the Securities Act of 1933 and Amendment No. 10 to the Registration Statement (Form N-6 No. 811-10497) under the Investment Company Act of 1940, and related Prospectus of Modern Woodmen of America Variable Account (Flexible Premium Variable Life Insurance Certificate) dated May 1, 2008.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 28, 2008